EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (this "AGREEMENT") is effective as of February 17, 2006 (the "EFFECTIVE DATE"), by and between Patron Systems, Inc., a Delaware corporation (the "COMPANY") and Braden Waverley ("EXECUTIVE").

         1.       ENGAGEMENT AND DUTIES.

                  1.1 Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Chief Operating Officer of the Company. Executive hereby accepts such engagement and employment.

                  1.2 Executive's duties and responsibilities shall be those normally and customarily vested in the office of Chief Operating Officer of a corporation, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors of the Company ("BOARD"). In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the Chief Executive Officer and the Board shall from time to time reasonably direct. Executive shall report directly to the Chief Executive Officer.

                  1.3 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Board, which consent will not be unreasonably withheld, render any material services to any other business concern. Notwithstanding the foregoing, Executive shall not be restricted from serving on the board of directors of up to three non-competitive businesses at any one time or from engaging in charitable or community affairs or managing his personal passive investments, so long as such activities do not materially interfere or conflict with Executive's duties hereunder. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

                  1.4 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Chicago, Illinois, or such other location in the Chicago metropolitan area as the Chief Executive Officer or the Board may from time to time determine.

         2. TERM OF EMPLOYMENT. Unless earlier terminated pursuant to the provisions hereof, the initial term ("INITIAL TERM") of Executive's employment under this Agreement shall be for a period of one (1) year commencing on the Effective Date. Said term shall be automatically renewed thereafter for successive one (1)-year terms (the Initial Term and any renewal terms, the "TERM") unless the Chief Executive Officer or the Board or any successor entity provides Executive with written notice of termination or non-renewal 90 days prior to the expiration of the then current Term.

         3.       TERMINATION.

                  3.1 Executive's employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

                           (a)      the expiration of the Term;


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                           (b)      the death of Executive;

                           (c)      delivery to Executive  of written  notice of
termination by the Company if Executive shall suffer a "permanent disability," which for purposes of this Agreement shall mean a physical or mental disability which, in the reasonable judgment of the Board, is likely to render Executive unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

                           (d)      delivery to Executive  of written  notice of
termination by the Company "for cause," by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company or its affiliates, its properties, assets or business, or its stockholders, officers, directors or employees; (ii) any act of Executive involving a material personal profit to Executive, such as, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement (other than if caused by a "permanent disability" as defined above), in either case, as directed by the Chief Executive Officer or the Board; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or
(C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages;

                           (e)      delivery to the Company of written notice of
termination by Executive "for good reason," by reason of (i) a material change in Executive's function, authority, duties, compensation or responsibilities, without Executive's express written consent; (ii) the naming of a new Chief Executive Officer other than himself (iii) Executive is not offered a promotion to Chief Executive Officer with a base salary of at least $220,000 on or before June 30, 2006; (iv) Executive's base salary is decreased below $200,000 per year (or decreased below $220,000 as Chief Executive Officer), unless the base salaries of the other senior executives are also subject to similar reductions;
(v) a substantial difference of opinion between Executive and the Board develops, or other circumstances should arise such that Executive, in good faith, no longer believes that he can function effectively as Chief Operating Officer (or Chief Executive Officer once promoted) of the Company; (vi) any material failure by the Company to comply with any of the provisions of this Agreement; (vii) Executive is required to relocate his primary residence out of the metropolitan Chicago area; (viii) the consummation of a Change in Control (as hereinafter defined); or (ix) any other matter or circumstance requested by the Board if either (a) made with the intent of hindering Executive in the performance of his duties hereunder or creating an incentive for Executive to exercise his rights under this Section 3.1(e) hereof or (b) the effect of such request could reasonably be expected to hinder Executive in the performance of his duties hereunder or create an incentive for Executive to exercise his rights under this Section 3.1(e);

                           (f)      delivery to the Company of written notice of
termination by Executive at least thirty days' prior to the effective date, at any time subsequent to the expiration of the Initial Term; or

                           (g)      delivery to Executive  of written  notice of
termination by the Company "without cause" at least thirty days prior to the effective date.


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                  3.2      With  regard to Section  3.1(d),  the  Company  shall
first provide Executive with 30-days written notice of such alleged misconduct, including a specific description of such misconduct sufficient to allow Executive an opportunity to correct such noted problems. Executive shall have the opportunity to appear before the Board, with his legal counsel, to present any relevant information he believes the Board should consider. Executive shall not be terminated under Section 3.1(d) unless, after the notice period expires, Executive continues to fail to satisfactorily perform his duties.

                  3.3 With regard to Section 3.1(e), if Executive determines that "good reason" as defined in Section 3.1(e) exists, Executive shall so notify the Company in writing. The Company shall have thirty (30) days to remedy the facts and circumstances that provided "good reason" as defined in
Section 3.1(e). If adequate remedy has occurred, Executive shall continue in the employ of the Company as if no notice had been given. If adequate remedy has not occurred, Executive may, at his option, terminate his employment for "good reason" as defined in Section 3.1(e).

         4.       COMPENSATION; EXECUTIVE BENEFIT PLANS.

                  4.1 The Company shall pay to Executive a base salary at an annual rate of $200,000 ($220,000 if promoted to Chief Executive Officer) during the term of this Agreement ("BASE SALARY"). The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. In the event that Executive's employment is terminated pursuant to Sections 3.1
(b), (c), (e), (f) or (g), above, Executive or Executive's estate shall continue to receive Executive's Base Salary plus the Bonus, if any, applicable for achieving "target" objectives and shall be entitled to continued participation in the Company Executive Benefit Plans (as defined below) for a period of six
(6) months. Executive shall also receive payment for all approved expenses for which he has not been reimbursed pursuant to Section 4.4. Notwithstanding the foregoing, the Company shall not be obligated to pay Executive any amounts hereunder following the termination of Executive's employment pursuant to
Section 3.1 (c), (e), (f) or (g), above, from and after any time that Executive accepts an employment or consulting position with any person or entity that is determined to be a competitor of the Company.

                  4.2 In addition to the Base Salary to be paid to Executive hereunder, the Company shall pay a performance bonus (the "BONUS") determined in accordance with revenue milestones to be agreed upon between Executive and the Board on a quarterly basis. Executive shall be eligible to receive a Bonus of up to seventy-five percent (75%) of Executive's Base Salary for each quarter upon achieving the "target" objectives set forth in the management incentive plan agreed to between Executive and the Chief Executive Officer or the Board, and payments of such lesser or greater amounts upon achieving results less than or greater than the "target" objectives as shall be contained in the management incentive plan agreed to between Executive and the Chief Executive Officer or the Board.

                  4.3 Executive shall be entitled each year to vacation for a minimum of four (4) calendar weeks, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full.

                  4.4 Executive shall be entitled to reimbursement from the Company for the reasonable and necessary costs and expenses which he incurs in connection with the performance


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of his duties and obligations  under this Agreement in a manner  consistent with the Company's practices and policies as adopted or approved from time to time by the Chief Executive Officer or the Board for executive officers.

                  4.5 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

                  4.6 During the term of his employment hereunder, Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all executive officers of the Company and its affiliates generally are entitled to participate ("COMPANY EXECUTIVE BENEFIT PLANS"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of Executive.

                  4.7 Executive shall be added as a fully covered person under the Company's director and officer liability insurance policy, and, to the extent the Company has such policies in effect, the Company's errors and omissions and employee practices liability insurance policies. Such director and officer liability insurance policy shall have minimum coverage of $3 million, and the Company shall maintain such director and officer liability insurance policy in good standing with an A-rated insurance company. The Company will fully disclose to Executive any and all exclusions in these policies, as applicable.

         5.       STOCK OPTIONS

                  5.1 COMMON STOCK OPTIONS. The Company hereby grants to Executive, as of the Effective Date, an option (the "INITIAL OPTION") to purchase that number of shares of the Common Stock, par value $0.01 per share ("COMMON Stock") of the Company, representing an aggregate of three and one half percent (3.5%) of the shares of Common Stock issued and outstanding on the Effective Date on a fully-diluted basis, at an exercise price of $0.055 per share. The Initial Option shall vest according to the following schedule: 20% on the Effective Date and 1/48th of the balance on the last day of each month for the 48 months following the Effective Date until fully vested. The Initial Option shall expire on February 16, 2016. Concurrently herewith, Executive and the Company shall enter into an Option Agreement substantially in the form attached hereto as EXHIBIT A ("OPTION AGREEMENT"). Upon the completion of the Recapitalization (as hereinafter defined) and subject to Section 5.2 below, the Company shall grant to Executive an additional option (the "ADDITIONAL OPTION" and together with the Initial Option, "OPTION") to purchase that number of shares of Common Stock which shall enable Executive to purchase, along with the Initial Option, shares of Common Stock representing an aggregate of three and one half percent (3.5%) of the shares of Common Stock issued and outstanding immediately after the completion of the Recapitalization on a fully-diluted basis. The Additional Option shall be represented by an Option Agreement, shall expire on February 16, 2016, and shall vest according to the following schedule:
20% on the date of grant and 1/48th of the balance on the last day of each month for the 48 months following the Effective Date until fully vested. For purposes of this Agreement, the "COMPLETION OF THE RECAPITALIZATION" shall mean the completion of the Company's exchange offer pursuant to which all of the Company's creditors and claimants are exchanging the aggregate of their


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collective claims (which claims amount to approximately $30,000,000) into shares of the Series A-1 Preferred Stock of the Company and the completion of the Company's Series A Preferred Stock financing pursuant to which the Company will issue shares of Series A Preferred Stock in consideration of an amount not less than $3,000,000.

                  5.2 OPTIONS UPON PROMOTION. Upon Executive's promotion to Chief Executive Officer of the Company, the Company shall grant to Executive an additional option (the "PROMOTION OPTION") to purchase that number of shares of Common Stock representing an aggregate of an additional three and one half percent (3.5%) of the shares of Common Stock issued and outstanding and on a fully-diluted basis.

                           (a)      In the  event  that  Executive  is  promoted
subsequent to the completion of the Recapitalization, the Promotion Option shall entitle Executive to purchase that number of shares of Common Stock representing an aggregate of an additional three and one half percent (3.5%) of the shares of Common Stock issued and outstanding immediately after the completion of the Recapitalization and on a fully-diluted basis.

                           (b)      In the  event  that  Executive  is  promoted
prior to the completion of the Recapitalization, the Initial Option and Promotion Option shall represent an aggregate of seven percent (7%) of the shares of Common Stock issued and outstanding on the Effective Date on a fully-diluted basis, and the Additional Option shall entitle Executive to purchase that number of shares of Common Stock which shall enable Executive to purchase, along with the Initial Option and Promotion Option, shares of Common Stock representing an aggregate of seven percent (7%) of the shares of Common Stock issued and outstanding after the Recapitalization on a fully-diluted basis.

                  5.3 ACCELERATED VESTING IN THE EVENT OF A HOSTILE TAKEOVER. Upon the consummation of a Hostile Takeover (as hereinafter defined), each option of Executive granted pursuant to any option agreement between Executive and the Company, will fully vest. For purposes of this Agreement, a "HOSTILE TAKEOVER" shall mean, except as provided in Section 5.3 below, a transaction or series of transactions that result in any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the Company, becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the Company's voting stock, without the approval of the Board.

                  5.4 ACCELERATED VESTING IN THE EVENT OF A CHANGE OF CONTROL. Upon the consummation of a Change in Control, each option of Executive granted pursuant to any option agreement between Executive and the Company, will immediately vest to the extent of 50% of those shares that have not previously or otherwise vested prior to the Change of Control, whether or not Executive's employment is terminated by the Company or a successor corporation of the Company. Following a Change of Control, the balance of unvested shares of each outstanding option of Executive granted pursuant to any option agreement between Executive and the Company shall continue to vest at the same rate and under the same terms as provided by the applicable option agreement. For purposes of this Agreement, a "CHANGE IN CONTROL" shall mean (a) a merger or consolidation that results in more than 50% of the voting stock of the Company or its successor changing beneficial ownership (provided such change of ownership is approved by the Board); (b) the sale or transfer of all or substantially all of the Company's assets; (c) the approval of a plan of dissolution or liquidation of the Company; or (d) a


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transaction  pursuant to which fewer than a majority of the incumbent  directors remain directors after the consummation of such transaction.

                  5.5 EXERCISE FOLLOWING RETIREMENT. If Executive's employment by the Company terminates after Executive has completed five years of service as an employee of the Company and is at least 55 years of age, each option of Executive granted pursuant to any option agreement between Executive and the Company shall remain exercisable with respect to the number of shares subject to such option that are exercisable upon the effective date of Executive's retirement, until the Expiration Date defined in Exhibit A or two years following the effective date of such termination, whichever comes first.

                  5.6 FULLY-DILUTED BASIS. Common Stock issued and outstanding on a "FULLY-DILUTED BASIS" shall mean all shares of Common Stock issued and outstanding on the date of calculation, plus all shares of Common Stock issuable upon conversion of outstanding shares of preferred stock or exercise of outstanding warrants.

         6.       CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

                  6.1 INDUSTRIAL PROPERTY RIGHTS. For the purpose of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

                  6.2 TRADE SECRETS. For the purpose of this Agreement, "TRADE SECRETS" shall mean any confidential formula, pattern, device, or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

                  6.3 TECHNICAL DATA. For the purpose of this Agreement, "TECHNICAL DATA" shall mean all confidential information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

                  6.4 PROPRIETARY INFORMATION. For the purpose of this Agreement, "PROPRIETARY INFORMATION" shall mean any and all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive after termination of Executive's employment without utilizing any of the Company's Proprietary Information.


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                  6.5      AGREEMENT NOT TO COPY OR USE.  Executive  agrees,  at
any time during the term of his employment and for a period of ten years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and giving it an opportunity to object or except for internal Company use) any Proprietary Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

         7. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

         8.       DISCOVERIES AND INVENTIONS.

                  8.1 DISCLOSURE. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, whether or not during regular working hours (hereinafter referred to as "Developments"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for the Company, (b) during the term of this Agreement or (c) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.

                  8.2 ASSIGNMENT. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; PROVIDED, HOWEVER, that the provisions of this Section 8.2 shall not apply to any Development that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

                           (a)      relate   at  the  time  of   conception   or
reduction to practice to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

                           (b)      result from any work  performed by Executive
for the Company.

                  8.3 ASSISTANCE OF EXECUTIVE. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section 8.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.


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                  8.4      RECORDS.  Executive  will keep  complete and accurate
accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 8.2 hereof, and, upon request by the Company, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

                  8.5 OBLIGATIONS, RESTRICTIONS AND LIMITATIONS. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

         9.       NON-SOLICITATION COVENANT; COVENANT NOT TO COMPETE.

                  9.1 NON-SOLICITATION AND NONINTERFERENCE. During the term of this Agreement and for a period of one year thereafter, Executive shall not
(a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

                  9.2 INDIRECT SOLICITATION. Executive agrees that, during the term of this Agreement and the period covered by Section 9.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 9.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

                  9.3      COVENANT  NOT TO  COMPETE.  During  the  term of this

Agreement and for a period of one year thereafter, Executive shall not, directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business that engages in the business of the development and distribution of email security software, electronic forms software and homeland security software and systems competitive with the Company's products and services. Notwithstanding the above, this paragraph shall not be construed to prohibit Executive from owning less than two percent (2%) of the securities of a corporation which is publicly traded on a securities exchange or over-the-counter. This paragraph shall have no effect subsequent to the Company's cessation of business due to dissolution or liquidation, or the Company's material breach of the


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


terms of this Agreement, where such breach is not cured within 10 days of receipt of written notice from Executive, which notice shall have been transmitted by Executive no later than 10 days subsequent to the occurrence of such material breach.

         10. INJUNCTIVE RELIEF. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting there from; provided, however, that nothing contained in this Section 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

         11.      MISCELLANEOUS.

                  11.1 MEDIATION OF DISPUTES. Neither party shall initiate arbitration, or other legal proceedings (except for any claim in equity under Sections 6, 7, 8 and 9 of this Agreement), against the other party , or, in the case of the Company, any of its directors, officers, employees, agents, or representatives, relating in any way to this Agreement, to Executive's employment with Company, the termination of his employment or any or all other claims that one party might have against the other party until 30 days after the party against whom the claim is made ("RESPONDENT") receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. Executive and Company further agree that if Respondent submits the claiming party's claim to the Center for Public Resources, 680 Fifth Avenue, New York, NY 10019 for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the completion of nonbinding mediation efforts so long as Respondent proceeds with diligence to complete the mediation.

                  11.2 BINDING ARBITRATION. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be resolved by mediation shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Cook County, Illinois, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration the parties shall agree upon an arbitrator. If the parties cannot agree within ten (10) days, the American Arbitration Association shall select the arbitrator. Each party shall bear its


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


own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

                  11.3 NOTICES. All notices, requests and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

                           If to Company:

                                    Patron Systems, Inc.
                                    5775 Flatiron Parkway, Suite 230
                                    Boulder, Colorado 80301
                                    Attn: Board of Directors

                           If  to  Executive,  at  the  address  maintained  for
                  Executive in the Company's payroll records.

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

                  11.4     ENTIRE  AGREEMENT.  This Agreement  contains the sole
and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

                  11.5 ATTORNEYS' FEES. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, each party shall bear its own costs and expenses.

                  11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

                  11.7 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

                  11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.9 BUSINESS DAY. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).





                            [SIGNATURE PAGE FOLLOWS]




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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



Company:                                        Executive:

PATRON SYSTEMS, INC.



By:   /s/ Robert Cross                          /s/ Braden Waverley
   ----------------------------------------     --------------------------------
      Robert Cross, Chief Executive Officer     Braden Waverley

                                    EXHIBIT A

                                OPTION AGREEMENT